Exhibit 99.1

ANTARES PHARMA REPORTS FIRST QUARTER 2014

OPERATING AND FINANCIAL RESULTS

EWING, NJ, May 9, 2014 — Antares Pharma, Inc. (NASDAQ: ATRS) today reported operating and financial results for the first quarter ended March 31, 2014.

Quarter and Recent Highlights

•	Announced the product launch of OTREXUP™ (methotrexate) injection for subcutaneous use to treat rheumatoid arthritis and polyarticular juvenile idiopathic arthritis by the Antares 40 person commercial team.

•	Announced LEO Pharma’s launch of OTREXUP™ to dermatologists for adults with psoriasis. LEO Pharma brings a dedicated sales force of 75 representatives focused solely on the treatment of psoriasis.

•	Received a second milestone payment of $5 million from LEO Pharma in connection with the launch of OTREXUP™ and the achievement of a specific percentage of patient lives covered by managed care organizations. To date, Antares has received $10 million in milestone payments from LEO Pharma.

•	Publication in The Annals of the Rheumatic Diseases of study results comparing the relative bioavailability, safety and tolerability of OTREXUP™ to oral methotrexate in adult patients with rheumatoid arthritis. The study showed the systemic availability of methotrexate (MTX) following oral dosing plateaus at 15 mg and greater, and administration of OTREXUP™ extends the systemic availability of MTX at every dose studied.

•	Reported positive results from the VIBEX® QuickShot™ multi-center phase 2 clinical study evaluating the pharmacokinetic profile of testosterone administered once-weekly by subcutaneous injection in testosterone deficient adult males.

•	Announced the issuance of U.S. Patents RE44846 and RE44847. These patents trace back to inventions made in the late 1990’s and capture innovations in the field of auto injectors that originally established Antares Pharma’s position as a leader and innovator in medical injection device technology.

•	Ended the quarter with $63.1 million in cash and investments and no debt.

Paul K. Wotton, Ph.D., President and Chief Executive Officer, stated, “We started detailing OTREXUP to rheumatologists in February and while it is still very early in the launch, feedback from prescribing rheumatologists has been very encouraging and patients have reported positive experiences with self-administration.” He continued, “During the initial launch phase, our primary concentration has been on multiple visits to high prescribers and local pharmacies as well as building on existing formulary coverage. Our dermatology partner LEO began detailing OTREXUP in mid-March and they too are encouraged by the feedback they have received from physicians. We believe that our focused commercialization plan will continue to result in a growing number of new patient starts followed by in an increase in prescription trends over time.”

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First Quarter Financial Results

Total revenues were $5.2 million and $4.5 million for the three months ended March 31, 2014 and 2013, respectively.

Product sales were $1.8 million and $2.5 million for the three months ended March 31, 2014 and 2013, respectively. In the first quarters of 2014 and 2013, sales of reusable needle-free injector devices and disposable components were $1.2 million and $1.1 million, respectively, and were generated primarily from sales to Ferring and Teva. Product sales in the first quarter of 2014 also included $0.3 million of sales of pre-commercial pen injector devices to Teva. Additionally, in the three months ended March 31, 2014, the Company recognized net product sales of $0.2 million from sales of OTREXUP™ based on patient prescriptions dispensed. OTREXUP™ revenue recognized is net of estimated wholesaler discounts, prompt pay discounts, rebates and patient discount programs. In the first quarter of 2014, the Company shipped $2.7 million of OTREXUP™ product to wholesalers and had a deferred revenue balance of $2.1 million at March 31, 2014, which is net of estimated wholesaler discounts, prompt pay discounts, rebates and patient discount programs. Product sales in the first quarter of 2013 included $0.6 million of initial sales to Teva of our Vibex™ auto injector for Teva’s generic epinephrine auto injector product and included $0.5 million of sales of our topical oxybutynin gel 3% product to Actavis in connection with their marketing of Gelnique 3%.

Development revenues were $1.4 million and $0.8 million for the three months ended March 31, 2014 and 2013, respectively. The development revenue in the first quarter of each year was primarily related to auto injector and pen injector development work for Teva.

Licensing revenue was $0.9 million and $0.1 million for the three months ended March 31, 2014 and 2013, respectively. The licensing revenue in the first quarter of 2014 was primarily due to revenue recognized in connection with our license and promotion agreement with LEO Pharma executed in November of 2013. The licensing revenue in the first quarter of 2013 was primarily due to recognition of revenue deferred in prior years under agreements with Ferring.

Revenue from royalties was $1.0 million and $1.2 million for the three months ended March 31, 2014 and 2013, respectively. We receive royalties from Teva and Ferring related to needle-free injector device sales and/or hGH sales, from Meda Pharma on sales of Elestrin® and from Actavis on sales of Gelnique 3%.

Total gross profit increased in the first quarter of 2014 to $4.0 million from $2.5 million in 2013. The increase in the quarter was primarily related to license revenue recognized under the license and promotion agreement with LEO Pharma and development revenue from Teva.

Total operating expenses were approximately $12.8 million and $5.9 million for the first quarters of 2014 and 2013, respectively. The increase was primarily due to increased sales and marketing cost of $4.6 million in connection with the launch of OTREXUP™ along with an increase in expenses related to development of our Vibex™ QS T for testosterone replacement therapy of approximately $1.3 million.

Net loss was approximately $8.8 million and $3.4 million for the first quarters of 2014 and 2013, respectively, and net loss per share was $0.07 and $0.03 in the first quarters of 2014 and 2013, respectively.

At March 31, 2014, Antares had approximately $63.1 million in cash and investments, compared to approximately $69.1 million at December 31, 2013.

Conference Call, Call Replay and Webcast

Dr. Paul K. Wotton, President and Chief Executive Officer, and Robert F. Apple, Executive Vice President, Chief Financial Officer, and President of the Parenteral Products Division will provide a company update and review first quarter 2014 results via webcast and conference call on Friday, May 9, 2014, at 8:30 a.m. Eastern Time (ET). A webcast of the call will be available from the investors/media section of the Company’s web site at www.antarespharma.com. Alternatively, callers may participate in the conference call by dialing 1-877-941-6009 (US), or 1-480-629-9819 (International). Participants should reference the Antares Pharma conference call. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through 12 p.m. ET on May 23, 2014. To access the replay, callers should dial 1-800-406-7325 (US) or 1-303-590-3030 (International) and enter passcode 4681721.

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About Antares Pharma

Antares Pharma focuses on self-administered parenteral pharmaceutical products. The Company has received marketing approval from the U.S. Food and Drug Administration for OTREXUP™ (methotrexate) injection for the treatment of adults with severe active rheumatoid arthritis and children with active polyarticular juvenile idiopathic arthritis. LEO Pharma markets OTREXUP™ to dermatologists for adults with severe recalcitrant psoriasis. Antares Pharma is also developing VIBEX® QS T for testosterone replacement therapy. The Company’s technology platforms include VIBEX® disposable Medi-Jet, disposable multi-use pen injectors and reusable needle-free injectors marketed as Tjet® and Zomajet® by Teva Pharmaceutical Industries, Ltd (Teva) and Ferring Pharmaceuticals (Ferring), respectively. Antares Pharma has a multi-product deal with Teva that includes Tev-Tropin® [somatropin (rDNA origin) for injection] human growth hormone (hGH), VIBEX® epinephrine and several other products. In the U.S. Antares has received FDA approval for Gelnique 3%™ (oxybutynin) gel, a treatment for overactive bladder that is marketed by Actavis. Elestrin® (estradiol gel) is FDA approved for the treatment of moderate-to-severe vasomotor symptoms associated with menopause, and is marketed in the U.S. by Meda Pharma. Antares Pharma has two facilities in the U.S. The Parenteral Products Group located in Minneapolis, Minnesota directs the manufacturing and marketing of the Company’s reusable needle-free injection devices and related disposables, and develops its disposable pressure-assisted Medi-Jet and pen injector systems. The Company’s corporate office and Product Development and Commercial Groups are located in Ewing, New Jersey.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are indicated by the words “may,” “will,” “plans,” “intends,” “believes,” “expects,” “anticipates,” “potential,” “could,” “would,” “should,” and similar expressions. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others, changes in revenue growth and difficulties or delays in the initiation, progress, or completion of product development. In addition, the Quick Shot testosterone and the VIBEX® epinephrine products referred to in this press release have not yet been approved by the FDA, and the commercialization of Quick Shot testosterone and VIBEX® epinephrine are dependent on the FDA approving these products. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Investor Contacts:

Jack Howarth

Vice President, Corporate Affairs

(609) 359-3016

jhowarth@antarespharma.com

TABLES FOLLOW

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ANTARES PHARMA, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

	March 31, 2014	December 31, 2013
	(Unaudited)
Assets
Cash and investments	$63,065	$69,090
Accounts receivable	3,648	1,034
Inventory	7,106	6,461
Equipment, molds, furniture and fixtures, net	7,632	6,952
Patent rights	2,125	1,345
Goodwill	1,095	1,095
Other assets	2,413	2,955

Total Assets	$87,084	$88,932

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$11,109	$11,832
Deferred revenue	12,161	6,386
Stockholder’s equity	63,814	70,714

Total Liabilities and Stockholders’ Equity	$87,084	$88,932

ANTARES PHARMA, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands except share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2014	2013
Product sales	$1,805	$2,492
Development revenue	1,421	794
Licensing revenue	928	69
Royalties	1,048	1,173

Total Revenue	5,202	4,528
Cost of revenue	1,177	2,027

Gross Profit	4,025	2,501
Research and development	4,534	3,073
Sales and marketing	5,510	881
General and administrative	2,790	1,950

Total Operating Expenses	12,834	5,904

Operating loss	(8,809)	(3,403)
Other income and expenses	14	(5)

Net loss	$(8,795)	$(3,408)

Basic and diluted net loss per common share	$(0.07)	$(0.03)

Basic and diluted weighted average common shares outstanding	129,656	126,107

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